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                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C.  20549

                                        FORM 8-K

                                     CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  SEPTEMBER 10, 1997


                             ASSOCIATED PLANNERS REALTY FUND
                 (Exact name of registrant as specified in its charter)

CALIFORNIA                         0-16805               95-4036980
(State or other Jurisdiction    (Commission File       (IRS Employer
of incorporation)                  Number)             Identification No.)

  5933 W. CENTURY BLVD. #900, LOS ANGELES, CA               90045
    (Address of principal executive offices)             (zip code)

Registrant's telephone number including area code:  (310) 670-0800

     (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

  On September 10, 1997, the management of the General Partner (West Coast Realty Advisors) of Associated Planners Realty Fund made a decision to attempt to sale three of the Partnership's four remaining properties. The two office buildings located in Encinitas, California (179 and 187 Calle Magdalena), and the Shaw Villa Shopping Center located in Clovis, California will attempted to be sold, and the net proceeds from such sales will be distributed to the limited partners and General Partner in accordance with the terms of the Partnership Agreement. The cost basis of these properties are:

          179 Calle Magdalena            $ 705,918
          187 Calle Magdalena              853,560
          Shaw Villa Shopping Center     2,854,221

  The amounts for the Calle Magdalena property represent the 81.2% interest that the Partnership owns as part of a joint venture with an affiliate (the affiliate will be selling its interest as well). There is no debt on the Encinitas properties, and the Shaw Villa is encumbered by an assumable loan that will have a balance of $1,477,048 as of September 30, 1997.

   At this time, there is not a clear indication as to how much in net
proceeds will be realized from the sale of these properties.   The General
Partner does not intend to list this properties for sale with a commercial broker. Instead, these properties will be marketed by the General Partner using various media, networking, and communication techniques in order to minimize the commission that the Partnership will have to pay to sell the properties, and thus realize a greater amount of net proceeds from the sale for the partners. Because of the relatively high quality and desirability of these properties, this method is expected to be a viable alternative to listing through a real estate brokerage network.

  At this time, the General Partner feels that the sale of these properties will be consummated sometime between January and September 1998. Although the General Partner intends upon aggressively marketing the properties for sale, there is no guarantee that a sale will actually take place, within the time frame mentioned above, and at a sales price acceptable to the Partnership.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Associated Planners Realty Fund

                                     By its General Partner
                                   West Coast Realty Advisors


                                   By:
                                        Michael G. Clark
                                        Vice President and Treasurer


Dated:  September 10, 1997